Exhibit 99.1

Talon International, Inc. Reports 2015

Third Quarter and Nine Months Financial Results

LOS ANGELES, CA -  November 12, 2015 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the third quarter and nine months ended September 30, 2015.

Highlights

●	Sales in Q3 2015 were $10.0 million, a 15.0% decrease versus Q3 2014
●	Talon Tekfit stretch technology posted sales gains of $425,000 over Q3 2014
●	New financing was secured and Credit Agreement amended with the Company’s bank, adding financial flexibility

Financial Results

Sales for the quarter ended September 30, 2015 were $10.0 million, reflecting a decline of $1.8 million or 15.0% as compared to the same period in 2014. Talon Zipper sales for the quarter were $4.0 million or $2.0 million lower than the same period in 2014, decreasing by $1.1 million within our mass merchandising brand customers and by $913,000 in sales to our specialty retail brands customers as compared to 2014. Talon Trim revenues declined by $153,000 compared to the same period in 2014 to $5.5 million. Substantially all Talon Trim sales are to the Company’s specialty retail branded customers. Talon Tekfit sales increased by $425,000 compared to the same period in 2014, mainly due to new Talon Tekfit programs and customers. Sales for the nine months ended September 30, 2015 were $36.6 million, a decrease of 6.3% from the same period in 2014.

“Lower sales this quarter principally reflected continued weakness within the mass merchandising customers with our Talon Zipper product sales and selected specialty retail brand customers, including specialty teen retailers we serve with our Talon Zipper and Talon Trim product sales,” stated Larry Dyne, Talon's Chief Executive Officer. “This marks a continuation of the general weakness in apparel retail trends which began in the second quarter of 2014 and which have continued throughout much of 2015. While Talon Zipper sales were lower than expected, we’re encouraged by stable Trim product sales and solid growth in our Tekfit stretch technology products. We also continue to execute on our plans to grow and expand our geographic footprint in key regions that will allow us to streamline deliveries to our customers and their respective manufacturing partners.  In addition, we were able to maintain cost controls and lower our operating expenses versus the third quarter of 2014 and, due to the shift in product mix during the third quarter of 2015, were able to improve our gross margins as a percentage of sales.”

2 | Page

Gross profit for the three months ended September 30, 2015 was $3.4 million, or 33.8% of sales, reflecting a reduction of $345,000 as compared to the same period in 2014. The reduction in gross profit for the quarter, as compared to the prior year, was principally attributable to lower overall sales volumes offset by lower freight, duty and manufacturing support costs and improved product mix. Gross profit for the first nine months of 2015 was $12.0 million, or 32.7% of sales, as compared to $12.9 million, or 32.9% of sales for the same period in 2014.

Operating expenses for the three months ended September 30, 2015 were $3.2 million, reflecting a decrease of $193,000 as compared to the same period in 2014, driven by decreases in both sales and marketing and general and administrative expenses.

Sales and marketing expenses for the three months ended September 30, 2015 totaled $1.5 million, a decrease of $142,000 as compared to the same period in 2014.

General and administrative expenses for the three months ended September 30, 2015 totaled $1.7 million or 17.2% as a percentage of sales, as compared to the prior year of $1.8. million or 15.0% as a percentage of sales. General and administrative expenses were lower by $51,000 during the three months ended September 30, 2015, as compared to the same period in 2014, mainly due to a reduction in facilities and related expenses. Operating expenses for the nine months ended September 30, 2015 were $11.2 million or 30.6% of sales, as compared to $10.9 million, or 28.0% of sales, in the first nine months of 2014. Sales and marketing expenses for the nine months ended September 30, 2015 totaled $4.8 million, an increase of $24,000 as compared to the same period in 2014. General and administrative expenses for the nine months ended September 30, 2015 totaled $6.4 million or 17.5% as a percentage of sales, compared to the prior year of $6.2 million or 15.8% as a percentage of sales.

Operating income for the third quarter ended September 30, 2015 was $163,000, or 1.6% of sales, as compared to $315,000, or 2.7% of sales, for the same period in 2014. Operating income for the nine months ended September 30, 2015 was $790,000 as compared to $1.9 million for the same period in 2014. Net loss for the quarter ended September 30, 2015 was $90,000 as compared to net income of $57,000 for the same quarter in 2014.  Net income for the nine months ended September 30, 2015 was $199,000, a decrease from $889,000 in the same period in 2014.

As previously announced, in the third quarter the Company signed an amendment to its credit agreement with Union Bank and secured a new $3 million loan facility from Princess Investment Holdings. The amendment to the Union Bank credit agreement required Talon to pay off the $1.4 million existing term loan due to Union Bank and eliminated the financial covenants for the remaining term of the agreement. The Company received an initial advance from Princess Investment Holdings under the new loan agreement in the amount of $1.5 million, and issued warrants to Princess Investment Holdings to purchase 1 million shares of common stock, exercisable immediately upon issuance for a five-year period at an exercise price of $0.18 per share on a cashless basis. The Company believes these changes will allow more financial flexibility in the course of business and the ability to take advantage of opportunities that arise.

3 | Page

Conference Call

Talon International will hold a conference call on Thursday, November 12, 2015, to discuss its third quarter and nine months financial results for 2015. Talon's CEO, Larry Dyne, will host the call starting at 4:30 P.M. Eastern Time (1:30 P.M. Pacific Time). A question and answer session will follow the presentation. To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, November 12, 2015

Time: 4:30 P.M. Eastern Time (1:30 P.M. Pacific Time)

Domestic callers: 1-888-349-0091

International callers: 1-412-902-4297

Conference ID#: TALON

A replay of the call will be available after 7:30 P.M. Eastern Time on the same day until December 12, 2015. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10075488.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and Tekfit stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, Vietnam, India, Indonesia and Bangladesh.

4 | Page

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

5 | Page

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$9,992,091	$11,749,970	$36,587,791	$39,052,257
Cost of goods sold	6,618,550	8,031,238	24,617,384	26,193,109
Gross profit	3,373,541	3,718,732	11,970,407	12,859,148
Sales and marketing expenses	1,494,693	1,636,759	4,778,754	4,754,723
General and administrative expenses	1,715,617	1,766,851	6,401,400	6,165,544
Total operating expenses	3,210,310	3,403,610	11,180,154	10,920,267

Income from operations	163,231	315,122	790,253	1,938,881
Interest expense, net	127,966	96,871	328,527	317,756
Loss on extinguishment of debt	134,049	-	134,049	-
Income (loss) before provision for income taxes	(98,784)	218,251	327,677	1,621,125
Provision for (benefit from) income taxes, net	(8,431)	161,165	128,746	732,299

Net income (loss)	$(90,353)	$57,086	$198,931	$888,826

Basic and diluted net income (loss) per share	$(0.00)	$0.00	$0.00	$0.01

Weighted average number of common shares outstanding - Basic	92,267,831	92,267,831	92,267,831	92,115,167

Weighted average number of common shares outstanding - Diluted	92,267,831	94,431,171	93,519,892	94,411,036

Net income (loss)	$(90,353)	$57,086	$198,931	$888,826
Other comprehensive income (loss) from foreign currency translation	(10,220)	(1,141)	(9,630)	716
Total comprehensive income (loss)	$(100,573)	$55,945	$189,301	$889,542

6 | Page

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,565,626	$2,603,138
Accounts receivable, net	3,449,269	3,019,749
Inventories, net	563,728	506,272
Current deferred income tax assets, net	894,282	746,370
Prepaid expenses and other current assets	581,563	551,775
Total current assets	8,054,468	7,427,304

Property and equipment, net	747,420	584,586
Intangible assets, net	4,313,169	4,300,084
Deferred income tax assets, net	5,248,912	5,374,468
Other assets	415,717	416,035
Total assets	$18,779,686	$18,102,477

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,275,647	$6,191,954
Accrued severance payments	704,588	-
Other accrued expenses	2,473,231	2,403,563
Revolving credit loan	1,600,000	1,500,000
Current portion of revolving term loan from related party	83,333	-
Current portion of term loan payable	-	1,816,667
Current portion of capital lease obligations	21,509	-
Total current liabilities	11,158,308	11,912,184

Revolving term loan from related party, net of discounts and current portion	1,805,218	-
Term loan payable, net of current portion	-	1,016,667
Capital lease obligations, net of current portion	66,433	-
Deferred income tax liabilities	7,318	13,961
Other liabilities	207,080	26,077
Total liabilities	13,244,357	12,968,889

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 shares issued and outstanding at September 30, 2015 and December 31, 2014	92,268	92,268
Additional paid-in capital	64,387,694	64,175,254
Accumulated deficit	(59,051,178)	(59,250,109)
Accumulated other comprehensive income	106,545	116,175
Total stockholders’ equity	5,535,329	5,133,588
Total liabilities and stockholders’ equity	$18,779,686	$18,102,477